Exhibit 99.1

KINDRED HEALTHCARE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

(a)	All other schedules have been omitted because the required information is not present or not present in material amounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Kindred Healthcare, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kindred Healthcare, Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not separately presented herein) appearing under Item 9A of the Annual Report on Form 10-K for the year ended December 31, 2010. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

February 23, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information in Note 19, as to which the date is October 4, 2011.

KINDRED HEALTHCARE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Year ended December 31,
	2010	2009	2008
Revenues	$4,359,697	$4,270,007	$4,093,864

Salaries, wages and benefits	2,505,690	2,483,086	2,374,163
Supplies	342,197	333,056	317,149
Rent	357,372	348,248	338,673
Other operating expenses	948,609	886,205	854,383
Other income	(11,422)	(11,512)	(17,407)
Depreciation and amortization	121,552	125,730	120,022
Interest expense	7,090	7,880	15,373
Investment income	(1,245)	(4,413)	(7,096)

	4,269,843	4,168,280	3,995,260

Income from continuing operations before income taxes	89,854	101,727	98,604
Provision for income taxes	33,708	39,115	38,144

Income from continuing operations	56,146	62,612	60,460
Discontinued operations, net of income taxes:
Income (loss) from operations	798	931	(3,399)
Loss on divestiture of operations	(453)	(23,432)	(20,776)

Net income	$56,491	$40,111	$36,285

Earnings per common share:
Basic:
Income from continuing operations	$1.42	$1.61	$1.56
Discontinued operations:
Income (loss) from operations	0.02	0.02	(0.09)
Loss on divestiture of operations	(0.01)	(0.60)	(0.53)

Net income	$1.43	$1.03	$0.94

Diluted:
Income from continuing operations	$1.42	$1.60	$1.54
Discontinued operations:
Income (loss) from operations	0.02	0.02	(0.09)
Loss on divestiture of operations	(0.01)	(0.60)	(0.53)

Net income	$1.43	$1.02	$0.92

Shares used in computing earnings per common share:
Basic	38,738	38,339	37,830
Diluted	38,954	38,502	38,397

See accompanying notes.

KINDRED HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$17,168	$16,303
Cash–restricted	5,494	5,820
Insurance subsidiary investments	76,753	106,834
Accounts receivable less allowance for loss of $13,584 – 2010 and $20,156 – 2009	631,877	610,959
Inventories	24,327	22,303
Deferred tax assets	13,439	42,791
Income taxes	42,118	17,447
Other	24,862	21,194

	836,038	843,651
Property and equipment, at cost:
Land	65,431	47,912
Buildings	950,957	787,803
Equipment	669,365	613,344
Construction in progress	68,417	66,641

	1,754,170	1,515,700
Accumulated depreciation	(857,623)	(765,602)

	896,547	750,098
Goodwill	242,420	81,223
Intangible assets less accumulated amortization of $3,731 – 2010 and $2,647 – 2009	92,883	64,491
Assets held for sale	7,167	8,806
Insurance subsidiary investments	101,210	100,223
Deferred tax assets	88,816	110,930
Other	72,334	62,802

	$2,337,415	$2,022,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,495	$161,066
Salaries, wages and other compensation	291,116	287,772
Due to third party payors	27,115	28,261
Professional liability risks	41,555	47,076
Other accrued liabilities	87,012	78,358
Long-term debt due within one year	91	86

	621,384	602,619
Long-term debt	365,556	147,647
Professional liability risks	207,669	195,126
Deferred credits and other liabilities	111,047	110,238
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.25 par value; authorized 1,000 shares; none issued and outstanding	—	—
Common stock, $0.25 par value; authorized 175,000 shares; issued 39,495 shares – 2010 and 39,104 shares – 2009	9,874	9,776
Capital in excess of par value	828,593	820,407
Accumulated other comprehensive income (loss)	135	(423)
Retained earnings	193,157	136,834

	1,031,759	966,594

	$2,337,415	$2,022,224

See accompanying notes.

KINDRED HEALTHCARE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands)

	Shares of common stock	Par value common stock	Capital in excess of par value	Accumulated other comprehensive income/(loss)	Retained earnings	Total
Balances, December 31, 2007	38,339	$9,585	$790,367	$1,250	$60,922	$862,124
Comprehensive income:
Net income					36,285	36,285
Net unrealized investment losses, net of income taxes				(3,044)		(3,044)
Other				(1,825)		(1,825)

Comprehensive income						31,416
Grant of non-vested restricted stock	166	41	(41)			—
Issuance of common stock in connection with employee benefit plans	504	126	9,016		(277)	8,865
Shares tendered by employees for statutory tax withholdings upon issuance of common stock	(100)	(25)	(2,326)		(53)	(2,404)
Stock-based compensation amortization			12,637			12,637
Pre-emergence income tax liability adjustment			1,385			1,385
Income tax benefit in connection with the issuance of common stock under employee benefit plans			1,103			1,103
Other					(151)	(151)

Balances, December 31, 2008	38,909	9,727	812,141	(3,619)	96,726	914,975
Comprehensive income:
Net income					40,111	40,111
Net unrealized investment gains, net of income taxes				1,230		1,230
Other				1,966		1,966

Comprehensive income						43,307
Grant of non-vested restricted stock	196	49	(49)			—
Issuance of common stock in connection with employee benefit plans	104	26	931			957
Shares tendered by employees for statutory tax withholdings upon issuance of common stock	(105)	(26)	(1,512)		(3)	(1,541)
Stock-based compensation amortization			9,905			9,905
Income tax provision in connection with the issuance of common stock under employee benefit plans			(1,009)			(1,009)

Balances, December 31, 2009	39,104	9,776	820,407	(423)	136,834	966,594
Comprehensive income:
Net income					56,491	56,491
Net unrealized investment gains, net of income taxes				1,229		1,229
Other				(671)		(671)

Comprehensive income						57,049
Grant of non-vested restricted stock	425	106	(106)			—
Issuance of common stock in connection with employee benefit plans	96	24	25			49
Shares tendered by employees for statutory tax withholdings upon issuance of common stock	(130)	(32)	(2,147)		(168)	(2,347)
Stock-based compensation amortization			10,714			10,714
Income tax provision in connection with the issuance of common stock under employee benefit plans			(300)			(300)

Balances, December 31, 2010	39,495	$9,874	$828,593	$135	$193,157	$1,031,759

See accompanying notes.

KINDRED HEALTHCARE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$56,491	$40,111	$36,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,552	126,404	122,265
Amortization of stock-based compensation costs	10,714	9,905	12,637
Provision for doubtful accounts	24,397	29,320	32,336
Deferred income taxes	21,446	10,876	20,793
Loss on divestiture of discontinued operations	453	23,432	20,776
Other	252	(1,186)	1,029
Change in operating assets and liabilities:
Accounts receivable	(45,232)	(29,247)	(46,610)
Inventories and other assets	(14,294)	(17,386)	(11,489)
Accounts payable	9,446	(4,088)	(13,953)
Income taxes	3,462	35,009	9,052
Due to third party payors	1,213	(6,369)	(8,309)
Other accrued liabilities	20,088	16,939	(2,527)

Net cash provided by operating activities	209,988	233,720	172,285

Cash flows from investing activities:
Routine capital expenditures	(108,896)	(97,550)	(109,926)
Development capital expenditures	(67,841)	(48,058)	(38,751)
Acquisitions	(279,794)	(83,432)	(48,824)
Sale of assets	649	25,967	27,984
Purchase of insurance subsidiary investments	(43,913)	(103,477)	(121,693)
Sale of insurance subsidiary investments	82,736	122,410	119,810
Net change in insurance subsidiary cash and cash equivalents	(8,521)	22,005	31,064
Change in other investments	2	2,002	7,002
Other	962	3,538	2,568

Net cash used in investing activities	(424,616)	(156,595)	(130,766)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit	2,030,800	1,214,400	1,498,000
Repayment of borrowings under revolving credit	(1,812,800)	(1,416,100)	(1,424,300)
Repayment of capital lease obligation	—	—	(16,268)
Payment of deferred financing costs	(2,831)	(855)	(508)
Issuance of common stock	49	957	8,865
Other	275	(19)	610

Net cash provided by (used in) financing activities	215,493	(201,617)	66,399

Change in cash and cash equivalents	865	(124,492)	107,918
Cash and cash equivalents at beginning of period	16,303	140,795	32,877

Cash and cash equivalents at end of period	$17,168	$16,303	$140,795

Supplemental information:
Interest payments	$5,261	$6,122	$14,661
Income tax payments (refunds)	11,961	(4,480)	7,590
Rental payments to Ventas, Inc.	246,392	243,011	239,367

See accompanying notes.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

Reporting entity

Kindred Healthcare, Inc. is a healthcare services company that through its subsidiaries operates hospitals, nursing and rehabilitation centers, assisted living facilities and a contract rehabilitation services business across the United States (collectively, “Kindred” or the “Company”).

Basis of presentation

The consolidated financial statements include all subsidiaries. All intercompany transactions have been eliminated. Investments in affiliates in which the Company has a 50% or less interest are accounted for by either the equity or cost method.

In recent years, the Company has completed several transactions related to the divestiture of unprofitable hospitals and nursing and rehabilitation centers. For accounting purposes, the operating results of these businesses and the losses or impairments associated with these transactions have been classified as discontinued operations in the accompanying consolidated statement of operations for all periods presented. Assets not sold at December 31, 2010 have been measured at the lower of carrying value or estimated fair value less costs of disposal and have been classified as held for sale in the accompanying consolidated balance sheet. See Notes 3 and 4.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from those estimates.

Recently issued accounting requirements

In December 2010, the Financial Accounting Standards Board (the “FASB”) issued authoritative guidance related to goodwill and other intangibles. The provisions of the guidance modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining if it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The guidance is effective for all interim and annual reporting periods beginning after December 15, 2010. The adoption of the guidance is not expected to have a material impact on the Company’s business, financial position, results of operations or liquidity.

In December 2010, the FASB issued authoritative guidance related to business combinations. The provisions of the guidance specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior year annual reporting period only. Supplemental pro forma disclosures have also been expanded to include a description of the nature and amount of material, non-recurring pro forma adjustments included in the pro forma financial statements. The guidance is effective prospectively for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of the guidance is not expected to have a material impact on the Company’s business, financial position, results of operations or liquidity.

In January 2010, the FASB issued authoritative guidance related to fair value measurements and disclosures. The provisions of the guidance require new disclosures related to transfers in and out of Levels 1 and 2 classifications (as described in Note 16). The provisions also require a reconciliation of the activity in Level 3 (as described in Note 16) recurring fair value measurements. Existing disclosures also were expanded to include Level 2 fair value measurement valuation techniques and inputs. The guidance is effective for all interim and annual reporting periods beginning after December 15, 2009, except for the disclosures for Level 3 activity which is effective for fiscal years beginning after December 15, 2010. The adoption of the guidance did not, and is not expected to, have a material impact on the Company’s business, financial position, results of operations or liquidity.

In June 2009, the FASB issued revised authoritative guidance related to the consolidation criteria for variable interest entities (“VIE”). The guidance, among other things, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE; requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE; enhances disclosures regarding an enterprise’s involvement with a VIE; and amends certain guidance for determining whether an entity is a VIE. Under the guidance, a VIE must be consolidated if the enterprise has both (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The guidance was effective as of January 1, 2010. The adoption of the guidance did not, and is not expected to, have a material impact on the Company’s business, financial position, results of operations or liquidity.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 – ACCOUNTING POLICIES (Continued)

Recently issued accounting requirements (Continued)

Upon adoption of the VIE guidance on January 1, 2010, the Company reassessed its three investment partnerships and its lease agreements under the new accounting guidance. Although the investment partnerships were determined to be VIEs, they do not require the Company to absorb losses or receive benefits that could potentially be significant to the VIEs, nor can the Company direct the activities that most significantly impact the VIEs’ economic performance. As a result, the investment partnerships continue to be accounted for under the equity method of accounting and are not consolidated. The Company also determined that three of its lease agreements were considered VIEs. However, the Company is not the primary beneficiary of these leases as it lacks the power to direct activities of the lessor that most significantly impact the economic performance under these leases. In addition, the Company’s investments and involvement in lease arrangements related to these VIEs were not significant to its consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Revenues

Revenues are recorded based upon estimated amounts due from patients and third party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid, Medicare Advantage and other third party payors.

A summary of revenues by payor type follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Medicare	$1,882,365	$1,817,117	$1,743,447
Medicaid	1,059,118	1,086,901	1,075,645
Medicare Advantage	345,026	321,437	263,699
Other	1,379,652	1,332,817	1,275,148

	4,666,161	4,558,272	4,357,939
Eliminations	(306,464)	(288,265)	(264,075)

	$4,359,697	$4,270,007	$4,093,864

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less when purchased.

Insurance subsidiary investments

The Company maintains investments for the payment of claims and expenses related to professional liability and workers compensation risks. These investments have been categorized as available-for-sale and are reported at fair value. The fair value of publicly traded debt and equity securities and money market funds are based upon quoted market prices or observable inputs such as interest rates using either a market or income valuation approach. Since the Company’s insurance subsidiary investments are restricted for a limited purpose, they are classified in the accompanying consolidated balance sheet based upon the expected current and long-term cash requirements of the limited purpose insurance subsidiary.

The Company follows the authoritative guidance related to the meaning of other-than-temporary impairment and its application to certain investments to assess whether the Company’s investments with unrealized loss positions are other-than-temporarily impaired. Unrealized gains and losses, net of deferred income taxes, are reported as a component of accumulated other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary are determined using the specific identification method and are reported in the Company’s statement of operations. See Note 9.

Accounts receivable

Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients and customers. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 – ACCOUNTING POLICIES (Continued)

Accounts receivable (Continued)

In evaluating the collectibility of accounts receivable, the Company considers a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third party payors and general industry conditions. Actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.

The provision for doubtful accounts totaled $24.2 million for 2010, $28.7 million for 2009 and $30.8 million for 2008.

Due to third party payors

The Company’s hospitals and nursing and rehabilitation centers are required to submit cost reports at least annually to various state and federal agencies administering the respective reimbursement programs. In many instances, interim cash payments to the Company are only an estimate of the amount due for services provided. Any overpayment to the Company arising from the completion of a cost report is recorded as a liability.

Inventories

Inventories consist primarily of pharmaceutical and medical supplies and are stated at the lower of cost (first-in, first-out) or market.

Property and equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation expense, computed by the straight-line method, was $120.3 million for 2010, $124.8 million for 2009 and $119.1 million for 2008. Depreciation rates for buildings range generally from 20 to 45 years. Leasehold improvements are depreciated over their estimated useful lives or the remaining lease term, whichever is shorter. Estimated useful lives of equipment vary from five to 15 years. Depreciation expense is not recorded for property and equipment classified as held for sale.

Interest costs incurred during the construction of the Company’s development projects are capitalized. Capitalized interest for the years ended December 31, 2010, 2009 and 2008 was $1.3 million, $2.2 million and $2.9 million, respectively. Repairs and maintenance are expensed as incurred.

The Company separates capital expenditures into two categories, routine and development, in the accompanying consolidated statement of cash flows. Purchases of routine property and equipment include expenditures at existing facilities that generally do not result in increased capacity or the expansion of services. Development capital expenditures include expenditures for the development of new facilities or the expansion of services or capacity at existing facilities.

Long-lived assets

The Company regularly reviews the carrying value of certain long-lived assets and identifiable finite lived intangible assets with respect to any events or circumstances that indicate an impairment or an adjustment to the amortization period is necessary. If circumstances suggest that the recorded amounts cannot be recovered based upon estimated future undiscounted cash flows, the carrying values of such assets are reduced to fair value.

In assessing the carrying values of long-lived assets, the Company estimates future cash flows at the lowest level for which there are independent, identifiable cash flows. For this purpose, these cash flows are aggregated based upon the contractual agreements underlying the operation of the facility or group of facilities. Generally, an individual facility is considered the lowest level for which there are independent, identifiable cash flows. However, to the extent that groups of facilities are leased under a master lease agreement in which the operations of a facility and compliance with the lease terms are interdependent upon other facilities in the agreement (including the Company’s ability to renew the lease or divest a particular property), the Company defines the group of facilities under a master lease agreement as the lowest level for which there are independent, identifiable cash flows. Accordingly, the estimated cash flows of all facilities within a master lease agreement are aggregated for purposes of evaluating the carrying values of long-lived assets.

Goodwill and other intangible assets

Intangible assets are comprised primarily of goodwill, certificates of need, Medicare certifications and trade names primarily originating from business combinations accounted for as purchase transactions.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 – ACCOUNTING POLICIES (Continued)

Goodwill and other intangible assets (Continued)

A summary of goodwill by reporting unit follows (in thousands):

	Hospitals	Nursing and rehabilitation centers	Rehabilitation services	Home health	Hospice	Total
Balances, December 31, 2008	$68,577	$639	$1,863	$—	$1,165	$72,244
Acquisitions	—	—	—	—	6,917	6,917
Other	—	250	1,500	—	312	2,062

Balances, December 31, 2009	68,577	889	3,363	—	8,394	81,223
Acquisitions	144,325	5,191	—	11,383	—	160,899
Other	298	—	—	—	—	298

Balances, December 31, 2010	$213,200	$6,080	$3,363	$11,383	$8,394	$242,420

In accordance with the authoritative guidance for goodwill and other intangible assets, the Company is required to perform an impairment test for goodwill and indefinite lived intangible assets at least annually or more frequently if adverse events or changes in circumstances indicate that the asset may be impaired.

The Company performs its annual goodwill impairment test at the end of each fiscal year for each of its reporting units. A reporting unit is either an operating segment or one level below the operating segment, referred to as a component. When the components within the Company’s operating segments have similar economic characteristics, the Company aggregates the components of its operating segments into one reporting unit. Accordingly, the Company has determined that its reporting units are hospitals, nursing and rehabilitation centers, rehabilitation services, home health and hospice.

The goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. If the carrying value of the reporting unit is greater than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. Based upon the results of the step one impairment test for goodwill and the impairment test of indefinite lived intangible assets in each of the last three years, no impairment charges were recorded in connection with the Company’s annual impairment tests.

Since quoted market prices for the Company’s reporting units are not available, the Company applied judgment in determining the fair value of these reporting units for purposes of performing the goodwill impairment test. The Company relied on widely accepted valuation techniques, including equally weighted discounted cash flow and market multiple analyses approaches, which capture both the future income potential of the reporting unit and the market behaviors and actions of market participants in the industry that includes the reporting unit. These types of analyses require the Company to make assumptions and estimates regarding future cash flows, industry-specific economic factors and the profitability of future business strategies. The discounted cash flow approach uses a projection of estimated operating results and cash flows that are discounted using a weighted average cost of capital. Under the discounted cash flow approach, the projection uses management’s best estimates of economic and market conditions over the projected period for each reporting unit including growth rates in the number of admissions, patient days, reimbursement rates, operating costs, rent expense and capital expenditures. Other significant estimates and assumptions include terminal value growth rates, changes in working capital requirements and weighted average cost of capital. The market multiple analysis estimates fair value by applying cash flow multiples to the reporting unit’s operating results. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics to the reporting units.

The Company’s analysis indicated that the estimated fair value of each reporting unit exceeded its book equity value. The Company’s conclusions were supported by both quantitative and qualitative factors, including the estimate of an implied control premium for acquisitions in the Company’s industry, the Company’s fourth quarter operating results that exceeded investment analyst expectations and consideration of the Company’s updated business expectations at December 31, 2010 and 2009.

The Company’s indefinite lived intangible assets consist primarily of certificates of need, which are estimated primarily using an excess earnings method, a form of discounted cash flows, which is based upon the concept that net after-tax cash flows provide a return supporting all of the assets of a business enterprise. The carrying value of the Company’s certificates of need at December 31, 2010 was $66.5 million. The fair values of the Company’s indefinite lived intangible assets are derived from current market data and projections at a facility level which include management’s best estimates of economic and market conditions over the projected period including growth rates in the number of admissions, patient days, reimbursement rates, operating costs, rent expense and capital

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 – ACCOUNTING POLICIES (Continued)

Goodwill and other intangible assets (Continued)

expenditures. Other significant estimates and assumptions include terminal value growth rates, changes in working capital requirements and weighted average cost of capital. At December 31, 2010, the fair value of the Company’s certificates of need intangible assets exceeded its carrying value. In conjunction with two acquisitions consummated in November 2010, the Company also acquired Medicare certifications with indefinite lives totaling $18.1 million. However, an impairment analysis was not conducted because there were no triggering events between the acquisition dates and December 31, 2010.

The Company’s other intangible assets include both finite and indefinite lived intangible assets. The Company’s other intangible assets with finite lives are amortized under the authoritative guidance for goodwill and other intangible assets using the straight-line method over their estimated useful lives ranging from one to 20 years. A summary of intangible assets at December 31 follows (in thousands):

	2010				2009
	Cost	Accumulated amortization	Carrying value	Weighted average life	Cost	Accumulated amortization	Carrying value	Weighted average life
Current:
Employment contracts	$945	$(278)	$667	1 year	$186	$(182)	$4	1 year
Non-current:
Certificates of need (indefinite life)	66,453	—	66,453		61,856	—	61,856
Medicare certifications (indefinite life)	18,979	—	18,979		919	—	919
Leasehold interests	1,100	(51)	1,049	4 years	—	—	—
Customer relationship assets	1,044	(805)	239	4 years	1,044	(558)	486	4 years
Non-compete agreements	4,033	(2,726)	1,307	5 years	2,994	(2,076)	918	5 years
Trade names	5,005	(149)	4,856	13 years	325	(13)	312	10 years

	96,614	(3,731)	92,883		67,138	(2,647)	64,491

	$97,559	$(4,009)	$93,550		$67,324	$(2,829)	$64,495

Amortization expense computed by the straight-line method totaled $1.3 million for 2010 and $0.9 million for both 2009 and 2008.

Estimated annual amortization expense for intangible assets at December 31, 2010 will approximate $1.9 million, $1.0 million, $0.9 million, $0.6 million and $0.6 million for the years 2011, 2012, 2013, 2014 and 2015, respectively.

Insurance risks

Provisions for loss for professional liability risks and workers compensation risks are based upon management’s best available information including actuarially determined estimates. The provisions for loss related to professional liability risks retained by the Company’s wholly owned limited purpose insurance subsidiary are discounted based upon actuarial estimates of claim payment patterns. Provisions for loss related to workers compensation risks retained by the Company’s limited purpose insurance subsidiary are not discounted. To the extent that expected ultimate claims costs vary from historical provisions for loss, future earnings will be charged or credited. See Notes 4 and 8.

Earnings per common share

Earnings per common share are based upon the weighted average number of common shares outstanding during the respective periods. The diluted calculation of earnings per common share includes the dilutive effect of stock options and performance-based restricted shares. On January 1, 2009, the Company adopted the provisions of the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per common share. See Note 5.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 – ACCOUNTING POLICIES (Continued)

Stock option accounting

The Company recognizes compensation expense in its consolidated financial statements using a Black-Scholes option valuation model for non-vested stock options. See Note 13.

Other information

The Company has performed an evaluation of subsequent events through the date on which the financial statements were issued.

NOTE 2 – ACQUISITIONS

The following is a summary of the Company’s significant acquisition activities. The operating results of the acquired businesses have been included in the accompanying consolidated financial statements of the Company from the respective acquisition dates. The purchase price of the acquired businesses and acquired leased facilities resulted from negotiations with each of the sellers that were based upon both the historical and expected future cash flows of the respective businesses and real estate values. All of these acquisitions were financed through operating cash flows or borrowings under the Company’s revolving credit facility. Unaudited pro forma operating results are only provided for newly acquired businesses that are material to the Company’s consolidated financial statements.

Vista Acquisition

In November 2010, the Company acquired five LTAC hospitals from Vista Healthcare, LLC (“Vista”) for a purchase price of $179.0 million in cash (the “Vista Acquisition”). The Vista Acquisition included four freestanding hospitals and one hospital-in-hospital with a total of 250 beds, all of which are located in southern California. The Company did not acquire the working capital of Vista or assume any of its liabilities. All of the Vista hospitals are leased.

Vista’s results of operations have been included in the Company’s consolidated financial statements since November 1, 2010 and consisted of revenues of $24.3 million and pretax income of $1.5 million. Vista’s operations have been included in the hospital division business segment.

The purchase price was allocated to the estimated fair value of tangible and intangible assets, with the remainder allocated to goodwill. The primary factors in the decision to acquire Vista were the opportunity to meet the growing demand for the Company’s services in southern California and expand the Company’s hospital operations. The Vista hospitals also provide several clinical service offerings not currently available in the Company’s hospitals providing an opportunity to expand its clinical services as well as attract new sources of business.

The purchase price included consideration of $10 million held in escrow associated with the representations, warranties and covenants of the seller for 24 months following the acquisition date.

The following is the Vista Acquisition purchase price allocation (in thousands):

Inventory	$1,546
Property and equipment	11,710
Identifiable intangible assets:
Medicare certifications (indefinite life)	17,160
Trade name	1,830
Leasehold interests	1,100
Non-compete agreements	720
Deposits and other	620
Goodwill	144,325

$179,011

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 – ACQUISITIONS (Continued)

Vista Acquisition (Continued)

The weighted average life of the definite lived intangible assets is four years.

The total goodwill arising from the acquisition is based upon the expected future cash flows of the Vista operations which reflects both growth expectations and cost savings from combining the operations of the Company and Vista. Goodwill is expected to be deductible for income tax purposes over a life of 15 years. All of the goodwill was assigned to the Company’s hospital reporting unit.

The unaudited pro forma net effect of the Vista Acquisition assuming the acquisition occurred as of January 1, 2008 is as follows (in thousands except per share amounts):

	Year ended December 31,
	2010	2009	2008
Revenues	$4,489,092	$4,416,342	$4,228,081
Income from continuing operations	66,195	73,452	66,521
Net income	66,540	50,951	42,346
Earnings per common share:
Basic:
Income from continuing operations	$1.68	$1.88	$1.72
Net income	$1.69	$1.30	$1.10
Diluted:
Income from continuing operations	$1.67	$1.88	$1.70
Net income	$1.68	$1.30	$1.08

The unaudited pro forma financial data has been derived by combining the historical financial results of the Company and the operations acquired in the Vista Acquisition for the periods presented.

Other 2010 acquisitions

In November 2010, the Company acquired a home health company for $12.9 million, which included $11.4 million of goodwill, $1.4 million of identifiable intangible assets and $0.1 million of other assets.

In September 2010, the Company acquired three nursing and rehabilitation centers for $37.7 million, which included $5.0 million of goodwill, $2.5 million of identifiable intangible assets and $30.2 million of property and equipment and other assets.

In March 2010, the Company acquired a combined nursing and rehabilitation center and assisted living facility for $16.6 million, which included $0.2 million of goodwill, $2.2 million of identifiable intangible assets and $14.2 million of property and equipment and other assets.

In January 2010, the Company acquired the real estate of two previously leased hospitals and two previously leased nursing and rehabilitation centers for $31.1 million in cash and $2.4 million in unamortized prepaid rent. Annual rents associated with these four facilities aggregated $2.9 million.

During 2010, the Company incurred $4.6 million in acquisition-related costs. These costs were charged to the Company’s business segments as follows:

Hospital division	$3,257
Nursing center division	704
Rehabilitation division	683

$4,644

The fair value of each of the acquisitions completed during the year ended December 31, 2010 were measured using primarily discounted cash flow methodologies, a Level 3 (as described in Note 16) measurement technique.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 – ACQUISITIONS (Continued)

2009 acquisitions

In July 2009, the Company acquired a hospice business for $8.0 million, which included $6.9 million of goodwill, $0.9 million of identifiable intangible assets and $0.2 million of equipment. The fair value of the assets acquired were measured using primarily discounted cash flow methodologies, a Level 3 (as described in Note 16) measurement technique.

In March 2009, the Company also acquired the real estate of a previously leased hospital for $15.6 million in cash and $1.6 million in unamortized prepaid rent. Annual rent associated with this facility aggregated $1.8 million. The fair value of the assets acquired were measured using Level 2 (as described in Note 16) observable inputs, including replacement costs and direct sales comparisons of similar properties in the same geographic market or region.

2008 acquisitions

In April 2008, the Company acquired the real estate of four previously leased nursing and rehabilitation centers for $23.9 million. Annual rents associated with these facilities approximated $2.6 million. The fair value of the assets acquired were measured using Level 2 (as described in Note 16) observable inputs, including replacement costs and direct sales comparisons of similar properties in the same geographic market or region.

NOTE 3 – DIVESTITURES

In recent years, the Company has completed certain strategic divestitures to improve its future operating results. For accounting purposes, the operating results of these businesses and the losses or impairments associated with these transactions have been classified as discontinued operations in the accompanying consolidated statement of operations for all periods presented. See Note 4.

2009 divestitures

In June 2009, the Company purchased for resale six under-performing nursing and rehabilitation centers (the “Nursing Centers”) previously leased from Ventas, Inc. (“Ventas”) for $55.7 million. In addition, the Company paid Ventas a lease termination fee of $2.3 million. The Nursing Centers were included in the Company’s Master Lease Agreements (as defined in Note 10) with Ventas and the Company does not have the ability to terminate a lease of an individual facility under the Master Lease Agreements. The aggregate annual rent for the Nursing Centers was approximately $6 million for the year ended December 31, 2008. The Nursing Centers, which contained 777 licensed beds, generated pretax losses of $0.1 million, $0.5 million and $2.5 million for 2010, 2009 and 2008, respectively. The Company recorded a pretax gain of $2.1 million ($1.3 million net of income taxes) for the year ended December 31, 2010 and a pretax loss of $39.5 million ($24.3 million net of income taxes) for the year ended December 31, 2009 related to these divestitures.

2008 divestitures

In September 2008, the Company purchased for resale a LTAC hospital for $22.3 million that was previously leased. The Company recorded a pretax loss of $36.9 million ($22.7 million net of income taxes) in 2008 resulting from the losses related to the purchase, closure and planned divestiture of the hospital, including the impairment of a certificate of need intangible asset ($15.2 million), the impairment of property and equipment ($17.3 million) and other costs ($4.4 million). In addition, the Company recorded a pretax loss of $2.6 million ($1.6 million net of income taxes) in 2010 resulting from a reduction to the fair market value of the property.

In September 2008, the Company also announced its intention to dispose of another LTAC hospital and its related operations. The Company recorded a pretax loss of $7.4 million ($4.6 million net of income taxes) during 2008 related to the impairment of the hospital’s building and equipment. In addition, the Company recorded a pretax loss of $0.5 million ($0.3 million net of income taxes) in 2010 resulting from a reduction to the fair market value of the property.

These two hospitals generated pretax losses of $1.5 million in 2010, $3.3 million in 2009 and $8.0 million in 2008.

The Company also discontinued the operations of a hospital in 2008 after terminating the hospital operating lease and ceasing operations.

Assets not sold at December 31, 2010 have been measured at the lower of carrying value or estimated fair value less costs of disposal and have been classified as held for sale in the accompanying consolidated balance sheet. See Note 4.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 – DISCONTINUED OPERATIONS

In accordance with the authoritative guidance for the impairment or disposal of long-lived assets, the divestiture of unprofitable businesses discussed in Notes 1 and 3 have been accounted for as discontinued operations. Accordingly, the results of operations of these businesses for all periods presented and the losses or impairments related to these divestitures have been classified as discontinued operations, net of income taxes, in the accompanying consolidated statement of operations. At December 31, 2010, the Company held for sale two hospitals reported as discontinued operations.

Discontinued operations included favorable pretax adjustments of $5.1 million ($3.1 million net of income taxes) in 2010, $11.1 million ($6.8 million net of income taxes) in 2009 and $9.7 million ($6.0 million net of income taxes) in 2008 resulting from changes in estimates for professional liability reserves related to prior years.

A summary of discontinued operations follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Revenues	$13,507	$56,249	$104,698

Salaries, wages and benefits	9,893	33,945	63,567
Supplies	773	3,426	7,802
Rent	132	3,572	9,161
Other operating expenses	1,438	13,122	27,462
Depreciation	—	674	2,243
Interest expense	1	9	2
Investment income	(27)	(12)	(13)

	12,210	54,736	110,224

Income (loss) from operations before income taxes	1,297	1,513	(5,526)
Provision (benefit) for income tax	499	582	(2,127)

Income (loss) from operations	798	931	(3,399)
Loss on divestiture of operations, net of income taxes	(453)	(23,432)	(20,776)

	$345	$(22,501)	$(24,175)

The following table sets forth certain discontinued operations data by business segment (in thousands):

	Year ended December 31,
	2010	2009	2008
Revenues:
Hospital division	$181	$4,850	$33,687
Nursing center division	13,326	51,399	71,011

	$13,507	$56,249	$104,698

Operating income (loss):
Hospital division	$(1,139)	$(2,759)	$(5,470)
Nursing center division	2,542	8,515	11,337

	$1,403	$5,756	$5,867

Rent:
Hospital division	$121	$208	$2,858
Nursing center division	11	3,364	6,303

	$132	$3,572	$9,161

Depreciation:
Hospital division	$—	$—	$852
Nursing center division	—	674	1,391

	$—	$674	$2,243

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 – DISCONTINUED OPERATIONS (Continued)

A summary of the net assets held for sale follows (in thousands):

	December 31,
	2010	2009
Long-term assets:
Property and equipment, net	$7,062	$8,723
Other	105	83

	7,167	8,806
Current liabilities (included in other accrued liabilities)	(72)	(422)

	$7,095	$8,384

NOTE 5 – EARNINGS PER SHARE

Earnings per common share are based upon the weighted average number of common shares outstanding during the respective periods. The diluted calculation of earnings per common share includes the dilutive effect of stock options and performance-based restricted shares. On January 1, 2009, the Company adopted the provisions of the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which requires that unvested restricted stock that entitles the holder to receive nonforfeitable dividends before vesting be included as a participating security in the basic and diluted earnings per common share calculation pursuant to the two-class method.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 – EARNINGS PER SHARE (Continued)

A computation of the earnings per common share follows (in thousands, except per share amounts):

	Year ended December 31,
	2010		2009		2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Earnings:
Income from continuing operations:
As reported in Statement of Operations	$56,146	$56,146	$62,612	$62,612	$60,460	$60,460
Allocation to participating unvested restricted stockholders	(1,015)	(1,009)	(1,094)	(1,090)	(1,374)	(1,355)

Available to common stockholders	$55,131	$55,137	$61,518	$61,522	$59,086	$59,105

Discontinued operations, net of income taxes:
Income (loss) from operations:
As reported in Statement of Operations	$798	$798	$931	$931	$(3,399)	$(3,399)
Allocation to participating unvested restricted stockholders	(14)	(14)	(16)	(16)	77	76

Available to common stockholders	$784	$784	$915	$915	$(3,322)	$(3,323)

Loss on divestiture of operations:
As reported in Statement of Operations	$(453)	$(453)	$(23,432)	$(23,432)	$(20,776)	$(20,776)
Allocation to participating unvested restricted stockholders	8	8	409	408	472	466

Available to common stockholders	$(445)	$(445)	$(23,023)	$(23,024)	$(20,304)	$(20,310)

Net income:
As reported in Statement of Operations	$56,491	$56,491	$40,111	$40,111	$36,285	$36,285
Allocation to participating unvested restricted stockholders	(1,021)	(1,015)	(701)	(698)	(825)	(813)

Available to common stockholders	$55,470	$55,476	$39,410	$39,413	$35,460	$35,472

Shares used in the computation:
Weighted average shares outstanding – basic computation	38,738	38,738	38,339	38,339	37,830	37,830

Dilutive effect of employee stock options		135		128		567
Dilutive effect of performance-based restricted shares		81		35		—

Adjusted weighted average shares outstanding – diluted computation		38,954		38,502		38,397

Earnings per common share:
Income from continuing operations	$1.42	$1.42	$1.61	$1.60	$1.56	$1.54
Discontinued operations:
Income (loss) from operations	0.02	0.02	0.02	0.02	(0.09)	(0.09)
Loss on divestiture of operations	(0.01)	(0.01)	(0.60)	(0.60)	(0.53)	(0.53)

Net income	$1.43	$1.43	$1.03	$1.02	$0.94	$0.92

Number of antidilutive stock options excluded from shares used in the diluted earnings per common share computation		2,466		2,986		1,310

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 – BUSINESS SEGMENT DATA

At December 31, 2010, the Company operated three business segments: the hospital division, the nursing center division and the rehabilitation division. The hospital division operates LTAC hospitals, the nursing center division operates nursing and rehabilitation centers and assisted living facilities, and the rehabilitation division provides rehabilitation therapy services primarily in long-term care settings. For segment purposes, the Company defines operating income as earnings before interest, income taxes, depreciation, amortization and rent. Operating income reported for each of the Company’s business segments excludes the allocation of corporate overhead. The accounting policies of each of the segments are the same and are described in Note 1.

The Company identifies its segments in accordance with the aggregation provisions of the authoritative guidance for segment reporting. This information is consistent with information used by the Company in managing its businesses and aggregates businesses with similar economic characteristics. The Company includes operating data for its home health and hospice businesses in the rehabilitation division.

The following table sets forth certain data by business segment (in thousands):

	Year ended December 31,
	2010	2009	2008
Revenues:
Hospital division	$1,973,321	$1,932,892	$1,837,322
Nursing center division	2,187,885	2,150,342	2,093,297
Rehabilitation division	504,955	475,038	427,320

	4,666,161	4,558,272	4,357,939
Eliminations	(306,464)	(288,265)	(264,075)

	$4,359,697	$4,270,007	$4,093,864

Income from continuing operations:
Operating income (loss):
Hospital division	$357,100	$363,811	$345,367
Nursing center division	302,672	305,590	321,814
Rehabilitation division	51,923	50,592	38,071
Corporate:
Overhead	(133,919)	(134,636)	(133,019)
Insurance subsidiary	(3,153)	(6,185)	(6,657)

	(137,072)	(140,821)	(139,676)

Operating income	574,623	579,172	565,576
Rent	(357,372)	(348,248)	(338,673)
Depreciation and amortization	(121,552)	(125,730)	(120,022)
Interest, net	(5,845)	(3,467)	(8,277)

Income before income taxes	89,854	101,727	98,604
Provision for income taxes	33,708	39,115	38,144

	$56,146	$62,612	$60,460

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 – BUSINESS SEGMENT DATA (Continued)

	Year ended December 31,
	2010	2009	2008
Rent:
Hospital division	$152,986	$147,494	$146,316
Nursing center division	198,105	194,835	186,612
Rehabilitation division	6,136	5,778	5,555
Corporate	145	141	190

	$357,372	$348,248	$338,673

Depreciation and amortization:
Hospital division	$51,639	$51,932	$48,150
Nursing center division	45,471	48,631	48,645
Rehabilitation division	2,709	2,291	1,965
Corporate	21,733	22,876	21,262

	$121,552	$125,730	$120,022

Capital expenditures, excluding acquisitions (including discontinued operations):
Hospital division:
Routine	$36,967	$26,716	$35,932
Development	41,140	42,371	33,285

	78,107	69,087	69,217
Nursing center division:
Routine	37,024	39,663	44,627
Development	26,701	5,687	5,466

	63,725	45,350	50,093
Rehabilitation division	2,715	1,043	1,162
Corporate:
Information systems	29,786	28,441	26,363
Other	2,404	1,687	1,842

	$176,737	$145,608	$148,677

Assets at end of period:
Hospital division	$1,100,138	$867,332
Nursing center division	647,355	566,592
Rehabilitation division	87,853	53,856
Corporate	502,069	534,444

	$2,337,415	$2,022,224

Goodwill:
Hospital division	$213,200	$68,577
Nursing center division	6,080	889
Rehabilitation division	23,140	11,757

	$242,420	$81,223

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 – INCOME TAXES

The provision for income taxes is based upon the Company’s annual reported income or loss for each respective accounting period. The Company recognizes an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. The Company also recognizes as deferred tax assets the future tax benefits from net operating and capital loss carryforwards. A valuation allowance is provided for these deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

Provision for income taxes consists of the following (in thousands):

	Year ended December 31,
	2010	2009	2008
Current:
Federal	$12,538	$23,246	$21,218
State	2,316	4,227	3,769

	14,854	27,473	24,987
Deferred	18,854	11,642	13,157

	$33,708	$39,115	$38,144

Reconciliation of federal statutory tax expense to the provision for income taxes follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Income tax expense at federal rate	$31,449	$35,605	$34,511
State income tax expense, net of federal income tax expense	3,145	3,560	3,451
Prior year contingencies	(2,917)	(1,769)	(2,104)
Other items, net	2,031	1,719	2,286

	$33,708	$39,115	$38,144

A summary of net deferred income tax assets by source included in the accompanying consolidated balance sheet at December 31 follows (in thousands):

	2010		2009
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$867	$—	$19,227	$—
Insurance	53,914	—	53,885	—
Accounts receivable allowances	—	14,421	12,179	—
Compensation	45,183	—	39,685	—
Net operating losses	42,205	—	37,924	—
Assets held for sale	10,072	—	15,336	—
Other	2,866	—	10,555	—

	155,107	$14,421	188,791	$—

Reclassification of deferred tax liabilities	(14,421)		—

Net deferred tax assets	140,686		188,791
Valuation allowance	(38,431)		(35,070)

	$102,255		$153,721

Deferred income taxes totaling $13.5 million and $42.8 million at December 31, 2010 and 2009, respectively, were classified as current assets, and deferred income taxes totaling $88.8 million and $110.9 million at December 31, 2010 and 2009, respectively, were classified as noncurrent assets.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 – INCOME TAXES (Continued)

After the Company’s emergence from bankruptcy in 2001, the realization of pre-reorganization deferred tax assets (amounts which had been considered “more likely than not” to be realized by the Company) and the resolution of certain income tax contingencies eliminated in full the goodwill recorded in connection with fresh-start accounting. After the fresh-start accounting goodwill was eliminated in full, the excess of $1.4 million in 2008 was treated as an increase to capital in excess of par value and a reduction in the pre-emergence deferred tax valuation allowance and pre-emergence income tax liability.

The Company identified deferred income tax assets for state income tax NOLs of $42.2 million and $37.9 million at December 31, 2010 and 2009, respectively, and a corresponding deferred income tax valuation allowance of $37.8 million and $34.0 million at December 31, 2010 and 2009, respectively, for that portion of the net deferred income tax assets that the Company will likely not realize in the future.

The Company follows the provisions of the authoritative guidance for accounting for uncertainty in income taxes which clarifies the accounting for uncertain income tax issues recognized in an entity’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return.

A reconciliation of unrecognized tax benefits follows (in thousands):

Balance, December 31, 2007	$9,213
Additions based upon tax positions related to the current year	2,796
Reductions due to lapses of applicable statute of limitations	(2,456)

Balance, December 31, 2008	9,553
Additions based upon tax positions related to the current year	232
Reductions due to lapses of applicable statute of limitations	(2,042)

Balance, December 31, 2009	7,743
Additions based upon tax positions related to the current year	100
Reductions due to lapses of applicable statute of limitations	(4,616)

Balance, December 31, 2010	$3,227

The Company records accrued interest and penalties associated with uncertain tax positions as income tax expense in the consolidated statement of operations. Accrued interest related to uncertain tax provisions totaled $0.2 million as of December 31, 2010 and $0.1 million as of December 31, 2009.

To the extent the unrecognized income tax benefits become realized or the related accrued interest is no longer necessary, the company’s provision for income taxes would be favorably impacted. The amount, if recognized, that would favorably impact the Company’s results of operations approximates $3.2 million.

The federal statute of limitations remains open for tax years 2007 through 2009 and the Company is currently under examination by the Internal Revenue Service (the “IRS”) for each of these years.

State jurisdictions generally have statutes of limitations for tax returns ranging from three to five years. The state impact of federal income tax changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company currently has various state income tax returns under examination.

The Company received approval from the IRS for an accounting method change for income tax purposes that resulted in a non-recurring reduction in income tax payments of approximately $25 million during 2010. The Company’s earnings were not impacted by this transaction.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 – INSURANCE RISKS

The Company insures a substantial portion of its professional liability risks and workers compensation risks through its limited purpose insurance subsidiary. Provisions for loss for these risks are based upon management’s best available information including actuarially determined estimates.

The allowance for professional liability risks includes an estimate of the expected cost to settle reported claims and an amount, based upon past experiences, for losses incurred but not reported. These liabilities are necessarily based upon estimates and, while management believes that the provision for loss is adequate, the ultimate liability may be in excess of, or less than, the amounts recorded. To the extent that expected ultimate claims costs vary from historical provisions for loss, future earnings will be charged or credited. The provision for professional liability risks has reflected favorable adjustments related to prior year changes in estimates in each of the last three years.

The provision for loss for insurance risks, including the cost of coverage maintained with unaffiliated commercial insurance carriers, follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Professional liability:
Continuing operations	$55,612	$48,478	$33,117
Discontinued operations	(4,289)	(4,590)	(6,287)
Workers compensation:
Continuing operations	$42,634	$35,505	$30,082
Discontinued operations	(1,329)	(904)	1,189

Changes in the allowance for professional liability risks and workers compensation risks for the years ended December 31 follow (in thousands) (including discontinued operations):

	2010			2009
	Professional liability	Workers compensation	Total	Professional liability	Workers compensation	Total
Allowance for insurance risks at beginning of year	$242,202	$82,122	$324,324	$243,251	$83,341	$326,592
Provision for loss for insurance risks:
Current year	63,886	39,677	103,563	68,978	35,595	104,573
Prior years	(24,311)	(6,936)	(31,247)	(38,072)	(8,206)	(46,278)

	39,575	32,741	72,316	30,906	27,389	58,295
Provision for commercial insurance, administrative and overhead costs	11,748	8,564	20,312	12,982	7,212	20,194
Discount accretion	2,811	—	2,811	5,891	—	5,891
Contributions from managed facilities	71	255	326	74	212	286
Payments for insurance risks:
Current year	(3,157)	(11,714)	(14,871)	(5,270)	(10,913)	(16,183)
Prior years	(44,951)	(20,416)	(65,367)	(44,929)	(19,937)	(64,866)

	(48,108)	(32,130)	(80,238)	(50,199)	(30,850)	(81,049)
Payments for commercial insurance, administrative and overhead costs	(11,748)	(8,564)	(20,312)	(12,982)	(7,212)	(20,194)
Change in reinsurance and other recoverables	12,673	1,192	13,865	12,279	2,030	14,309

Allowance for insurance risks at end of year	$249,224	$84,180	$333,404	$242,202	$82,122	$324,324

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 – INSURANCE RISKS (Continued)

A summary of the assets and liabilities related to insurance risks included in the accompanying consolidated balance sheet at December 31 follows (in thousands):

	2010			2009
	Professional liability	Workers compensation	Total	Professional liability	Workers compensation	Total
Assets:
Current:
Insurance subsidiary investments	$54,162	$22,591	$76,753	$84,953	$21,881	$106,834
Reinsurance recoverables	265	—	265	89	—	89
Other	—	319	319	—	321	321

	54,427	22,910	77,337	85,042	22,202	107,244
Non-current:
Insurance subsidiary investments	38,635	62,575	101,210	43,272	56,951	100,223
Reinsurance and other recoverables	41,752	3,222	44,974	29,446	2,030	31,476
Deposits	3,000	1,313	4,313	5,000	1,410	6,410
Other	—	44	44	—	36	36

	83,387	67,154	150,541	77,718	60,427	138,145

	$137,814	$90,064	$227,878	$162,760	$82,629	$245,389

Liabilities:
Allowance for insurance risks:
Current	$41,555	$24,676	$66,231	$47,076	$23,934	$71,010
Non-current	207,669	59,504	267,173	195,126	58,188	253,314

	$249,224	$84,180	$333,404	$242,202	$82,122	$324,324

Provisions for loss for professional liability risks retained by the Company’s limited purpose insurance subsidiary have been discounted based upon actuarial estimates of claim payment patterns using a discount rate of 1% to 5% depending upon the policy year. The discount rate was 1% for the 2010 policy year, 2% for the 2009 policy year, 3% for the 2008 policy year and 5% for all prior policy years. The discount rates are based upon the risk free interest rate for the respective year. Amounts equal to the discounted loss provision are funded annually. The Company does not fund the portion of professional liability risks related to estimated claims that have been incurred but not reported. Accordingly, these liabilities are not discounted. If the Company did not discount any of the allowances for professional liability risks, these balances would have approximated $252.6 million at December 31, 2010 and $247.3 million at December 31, 2009.

Provisions for loss for workers compensation risks retained by the Company’s limited purpose insurance subsidiary are not discounted and amounts equal to the loss provision are funded annually.

NOTE 9 – INSURANCE SUBSIDIARY INVESTMENTS

The Company maintains investments, consisting principally of cash and cash equivalents, debt securities, equities and commercial paper for the payment of claims and expenses related to professional liability and workers compensation risks. These investments have been categorized as available-for-sale and are reported at fair value.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 – INSURANCE SUBSIDIARY INVESTMENTS (Continued)

The amortized cost and estimated fair value of the Company’s insurance subsidiary investments at December 31 follow (in thousands):

	2010				2009
	Amortized cost	Unrealized gains	Unrealized losses	Fair value	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Cash and cash equivalents (a)	$104,664	$—	$—	$104,664	$96,143	$—	$—	$96,143
Debt securities:
Corporate bonds	32,174	542	(40)	32,676	47,528	770	(102)	48,196
Debt securities issued by U.S. government agencies	17,906	113	(27)	17,992	37,788	223	(43)	37,968
U.S. Treasury notes	2,482	11	—	2,493	2,801	19	—	2,820
Debt securities issued by foreign governments	2,081	15	—	2,096	624	—	(5)	619
Commercial mortgage-backed securities	307	19	—	326	610	27	—	637

	54,950	700	(67)	55,583	89,351	1,039	(150)	90,240
Equities by industry:
Financial services	1,284	209	(66)	1,427	1,284	162	(155)	1,291
Healthcare	1,572	20	(235)	1,357	1,573	16	(171)	1,418
Oil and gas	921	142	(37)	1,026	1,257	8	(303)	962
Real estate	148	9	—	157	147	2	(24)	125
Other	7,446	867	(269)	8,044	8,470	80	(1,132)	7,418

	11,371	1,247	(607)	12,011	12,731	268	(1,785)	11,214
Commercial paper	5,705	2	(2)	5,705	9,449	14	(3)	9,460

	$176,690	$1,949	$(676)	$177,963	$207,674	$1,321	$(1,938)	$207,057

(a)	Includes $2.6 million and $4.7 million of money market funds at December 31, 2010 and 2009, respectively.

The fair value by maturity periods at December 31, 2010 of available-for-sale investments of the Company’s insurance subsidiary follows. Equities generally do not have maturity dates.

(In thousands)	Contractual maturities
Within one year	$126,045
One year to five years	39,548
After five years	359
Equities	12,011

$177,963

Since the Company’s insurance subsidiary investments are restricted for a limited purpose, they are classified in the accompanying consolidated balance sheet based upon the expected current and long-term cash requirements of the limited purpose insurance subsidiary.

Net investment income earned by the Company’s insurance subsidiary investments follows (in thousands):

	Year ended December 31,
	2010	2009	2008
Interest income	$1,986	$3,393	$8,107
Net amortization of premium and accretion of discount	(394)	(298)	(141)
Gains on sale of investments	524	1,598	1,244
Losses on sale of investments	(84)	(346)	(194)
Other-than-temporary impairment on investments	(728)	(444)	(2,311)
Investment expenses	(148)	(168)	(242)

	$1,156	$3,735	$6,463

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 – INSURANCE SUBSIDIARY INVESTMENTS (Continued)

The available-for-sale investments of the Company’s insurance subsidiary which have unrealized losses at December 31, 2010 and 2009 are shown below. The investments are categorized by the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

December 31, 2010	Less than one year		One year or greater		Total
(In thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt securities:
Corporate bonds	$5,003	$36	$678	$4	$5,681	$40
Debt securities issued by U.S. government agencies	5,635	27	—	—	5,635	27
Debt securities issued by foreign governments	—	—	—	—	—	—

	10,638	63	678	4	11,316	67
Equities by industry:
Financial services	199	17	150	49	349	66
Healthcare	361	11	874	224	1,235	235
Oil and gas	114	31	251	6	365	37
Real estate	—	—	—	—	—	—
Other	855	109	1,215	160	2,070	269

	1,529	168	2,490	439	4,019	607
Commercial paper	2,503	2	—	—	2,503	2

	$14,670	$233	$3,168	$443	$17,838	$676

December 31, 2009	Less than one year		One year or greater		Total
(In thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt securities:
Corporate bonds	$13,269	$42	$1,806	$60	$15,075	$102
Debt securities issued by U.S. government agencies	10,769	43	—	—	10,769	43
Debt securities issued by foreign governments	619	5	—	—	619	5

	24,657	90	1,806	60	26,463	150
Equities by industry:
Financial services	525	113	315	42	840	155
Healthcare	303	68	719	103	1,022	171
Oil and gas	124	10	451	293	575	303
Real estate	—	—	119	24	119	24
Other	2,027	76	3,207	1,056	5,234	1,132

	2,979	267	4,811	1,518	7,790	1,785
Commercial paper	1,847	3	—	—	1,847	3

	$29,483	$360	$6,617	$1,578	$36,100	$1,938

The unrealized losses on equities totaling $0.6 million at December 31, 2010 were due generally to market fluctuations. Accordingly, the Company believes these unrealized losses are temporary in nature.

The Company’s investment policy governing insurance subsidiary investments precludes the investment portfolio managers from selling any security at a loss without prior authorization from the Company. The investment managers also limit the exposure to any one issue, issuer or type of investment. The Company intends, and has the ability, to hold insurance subsidiary investments for a long duration without the necessity of selling securities to fund the underwriting needs of its insurance subsidiary. This ability to hold securities allows sufficient time for recovery of temporary declines in the market value of equity securities and the par value of debt securities as of their stated maturity date.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 – INSURANCE SUBSIDIARY INVESTMENTS (Continued)

The Company considered the severity and duration of its unrealized losses and recognized $0.7 million, $0.4 million and $2.3 million pretax other-than-temporary impairments in 2010, 2009 and 2008, respectively, for various investments held in its insurance subsidiary investment portfolio. These investments were determined to be impaired after considering the duration of the declines in value and the likelihood of near term price recovery of each investment. Because the Company considered the remaining unrealized losses at December 31, 2010 and 2009 to be temporary, the Company did not record any additional impairment losses related to these investments.

As a result of improved professional liability underwriting results of the Company’s limited purpose insurance subsidiary, the Company received distributions of $22 million in 2010, $34 million in 2009 and $39 million in 2008 from its limited purpose insurance subsidiary in accordance with applicable regulations. These distributions had no impact on earnings and the proceeds were used primarily to repay borrowings under the Company’s revolving credit facility.

NOTE 10 – LEASES

The Company leases real estate and equipment under cancelable and non-cancelable arrangements. The following table sets forth rent expense by business segment (in thousands):

	Year ended December 31,
	2010	2009	2008
Hospital division:
Buildings:
Ventas	$93,372	$91,218	$86,871
Other landlords	33,172	31,501	34,089
Equipment	26,442	24,775	25,356

	152,986	147,494	146,316
Nursing center division:
Buildings:
Ventas	156,101	152,436	144,723
Other landlords	39,825	39,876	39,373
Equipment	2,179	2,523	2,516

	198,105	194,835	186,612
Rehabilitation division:
Buildings	445	245	161
Equipment	5,691	5,533	5,394

	6,136	5,778	5,555
Corporate:
Buildings	107	99	155
Equipment	38	42	35

	145	141	190

	$357,372	$348,248	$338,673

Various facility leases include contingent annual rent escalators based upon a change in the Consumer Price Index or other agreed upon terms such as a patient revenue test. These contingent rents are included in rent expense in the year incurred. The Company recorded contingent rent of $0.6 million, $0.5 million and $3.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 – LEASES (Continued)

Future minimum payments under non-cancelable operating leases are as follows (in thousands):

	Minimum payments
	Ventas	Other	Total
2011	$251,836	$75,882	$327,718
2012	256,953	70,420	327,373
2013	178,966	69,101	248,067
2014	141,519	66,695	208,214
2015	47,399	62,302	109,701
Thereafter	—	199,092	199,092

At December 31, 2010, the Company leased from Ventas and its affiliates 38 LTAC hospitals and 159 nursing and rehabilitation centers under four master lease agreements (the “Master Lease Agreements”).

Under the Master Lease Agreements, the base term for 28 nursing and rehabilitation center and eight LTAC hospital leases (which are contained in four renewal bundles) is scheduled to expire in April 2013 (the “2013 Lease Renewals”). At the Company’s option, the 2013 Lease Renewals may be extended for one five-year renewal term beyond the base term at the then existing rental rate plus the then existing escalation amount per annum. If the Company elects to renew, all, but not less than all, of the facilities in a renewal bundle must be renewed.

In April 2009, the Company entered into agreements with Ventas to renew the Master Lease Agreements for an additional five years for 86 nursing and rehabilitation centers and 22 LTAC hospitals (collectively, the “2010 Renewal Facilities”). The initial lease term for the 2010 Renewal Facilities was scheduled to expire in April 2010. The Company’s option to renew the leases on the 2010 Renewal Facilities would have expired on April 30, 2009. No additional rent or other consideration was paid in connection with these renewals.

The base terms for 45 nursing and rehabilitation centers and eight LTAC hospitals as well as the 2010 Renewal Facilities were initially set to expire in April 2008 and 2010, respectively, but were each renewed for additional five-year terms. The Company may further extend the term of these leases for two additional five-year renewal terms beyond the first renewal term at the greater of (1) the then existing rental rate plus the then existing escalation amount per annum or (2) the then fair market value rental rate. The fair market value rental rate is determined through an appraisal procedure set forth in the Master Lease Agreements. The then fair market value rental rate may be materially higher than the existing rental rate. In such a situation the Company may be forced to either not exercise the renewal or pay the higher rental rate, either of which could have a material adverse effect on the Company’s business, financial position, results of operations and liquidity. If the Company elects to renew, all, but not less than all, of the facilities in a renewal bundle must be renewed.

NOTE 11 – LONG-TERM DEBT

Capitalization

A summary of long-term debt at December 31 follows (in thousands):

	2010	2009
Revolving credit facility due 2012	$365,000	$147,000
Other	647	733

Total debt, average life of 2 years (weighted average rate 2.8% for 2010 and 2.4% for 2009)	365,647	147,733
Amounts due within one year	(91)	(86)

Long-term debt	$365,556	$147,647

During 2010, the Company amended its revolving credit facility to (i) increase the aggregate amount of the credit from $500 million to $600 million and (ii) increase the amount permitted for acquisitions and certain investments by $250 million. The term of the Company’s revolving credit facility expires in July 2012.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 – LONG-TERM DEBT (Continued)

Capitalization (Continued)

Interest rates under the Company’s revolving credit facility are based, at the Company’s option, upon (a) the London Interbank Offered Rate plus the applicable margin or (b) the applicable margin plus the higher of the prime rate or 0.5% over the federal funds rate. The Company’s revolving credit facility is collateralized by substantially all of the Company’s assets including certain owned real property and is guaranteed by substantially all of the Company’s subsidiaries. The terms of the Company’s revolving credit facility include a certain defined fixed payment ratio covenant and covenants which limit acquisitions and annual capital expenditures. The Company was in compliance with the terms of its revolving credit facility at December 31, 2010.

Other information

In April 2008, the Company repaid a capital lease obligation of $16.3 million in connection with the exercise of a purchase option under a hospital lease agreement.

The following table summarizes scheduled maturities of long-term debt for the years 2011 through 2015 (in thousands):

	Revolving credit facility	Other	Total
2011	$—	$91	$91
2012	365,000	96	365,096
2013	—	102	102
2014	—	109	109
2015	—	116	116

The estimated fair value of the Company’s long-term debt at December 31, 2010 and 2009 approximated the respective carrying amounts.

NOTE 12 – CONTINGENCIES

Management continually evaluates contingencies based upon the best available information. In addition, allowances for losses are provided currently for disputed items that have continuing significance, such as certain third party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable.

Principal contingencies are described below:

Revenues – Certain third party payments are subject to examination by agencies administering the various reimbursement programs. The Company is contesting certain issues raised in audits of prior year cost reports.

Professional liability risks – The Company has provided for loss for professional liability risks based upon management’s best available information including actuarially determined estimates. Ultimate claims costs may differ from the provisions for loss. See Notes 4 and 8.

Income taxes – The Company is subject to various federal and state income tax audits in the ordinary course of business. Such audits could result in increased tax payments, interest and penalties. In 2007, the Company completed the spin-off of its former institutional pharmacy business and is a party to a tax matters agreement which sets forth the Company’s rights and obligations related to taxes for periods before and after the spin-off transaction.

Litigation – The Company is a party to various legal actions (some of which are not insured), and regulatory and other governmental audits and investigations in the ordinary course of business. The Company cannot predict the ultimate outcome of pending litigation and regulatory and other governmental audits and investigations. These matters could potentially subject the Company to sanctions, damages, recoupments, fines and other penalties. The U.S. Department of Justice (the “DOJ”), the Centers for Medicare and Medicaid Services (“CMS”) or other federal and state enforcement and regulatory agencies may conduct additional investigations related to the Company’s businesses in the future which may, either individually or in the aggregate, have a material adverse effect on the Company’s business, financial position, results of operations and liquidity.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 – CONTINGENCIES (Continued)

Other indemnifications – In the ordinary course of business, the Company enters into contracts containing standard indemnification provisions and indemnifications specific to a transaction such as a disposal of an operating facility. These indemnifications may cover claims related to employment-related matters, governmental regulations, environmental issues and tax matters, as well as patient, third party payor, supplier and contractual relationships. Obligations under these indemnities generally are initiated by a breach of the terms of a contract or by a third party claim or event.

NOTE 13 – CAPITAL STOCK

The Company’s shareholders approved an additional 1.5 million shares of common stock in May 2008 that could be issued under the Company’s incentive compensation plans.

Plan descriptions

The Company maintains plans under which approximately ten million service-based restricted shares, performance-based restricted shares and options to purchase common stock may be granted to directors, officers and other key employees. Exercise provisions vary, but most stock options are exercisable in whole or in part beginning one to four years after grant and ending seven to ten years after grant. Shares of common stock available for future grants were 1,049,230, 1,699,946 and 2,201,688 at December 31, 2010, 2009 and 2008, respectively.

Stock options

There were no stock option grants during the year ended December 31, 2010.

The fair value of each stock option is estimated at the date of grant using a Black-Scholes option valuation model with the following weighted average assumptions for stock option grants in 2009 and 2008:

	Year ended December 31,
	2009	2008
Risk-free interest rate	1.75%	2.80%
Expected dividend yield	None	None
Expected term	5 years	5 years
Expected volatility	50%	40%
Weighted average fair value at grant date	$6.45	$9.05

The expected term represents the period of time that stock options granted are estimated to be outstanding and was determined using the simplified method under the authoritative guidance for stock-based compensation. The expected volatility is based upon the historical prices of the Company’s common stock. An estimate of expected forfeitures was determined and compensation expense was recognized only for those stock options expected to vest.

At December 31, 2010, unearned compensation costs related to non-vested stock options aggregated $0.4 million. These costs will be expensed over the remaining weighted average vesting period of approximately two years. Compensation expense related to stock options approximated $1.2 million ($1.0 million net of income taxes) for the year ended December 31, 2010, $2.7 million ($2.3 million net of income taxes) for the year ended December 31, 2009 and $3.5 million ($2.9 million net of income taxes) for the year ended December 31, 2008.

Activity in the various plans is summarized below:

	Shares under option	Option price per share	Weighted average exercise price
Balances, December 31, 2009	3,449,525	$4.89 to $28.41	$18.55
Exercised	(3,683)	8.43 to 16.81	13.34
Canceled	(80,114)	6.10 to 25.83	18.41

Balances, December 31, 2010	3,365,728	$4.89 to $28.41	$18.56

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 – CAPITAL STOCK (Continued)

Stock options (Continued)

The intrinsic value of the stock options exercised during 2010 was immaterial and for 2009 and 2008 approximated $0.6 million and $5.7 million, respectively. Cash received from stock option exercises in 2010, 2009 and 2008 totaled $0.1 million, $1.0 million and $8.9 million, respectively.

A summary of stock options outstanding at December 31, 2010 follows:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2010	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31, 2010	Weighted average exercise price
$4.89 to $8.44	190,845	2 years	$7.95	190,845	$7.95
$11.53 to $15.29	988,979	3 years	14.15	774,282	14.01
$16.81 to $22.72	1,084,683	3 years	18.53	1,074,393	18.51
$23.25 to $28.41	1,101,221	2 years	24.38	1,010,205	24.26

	3,365,728	3 years	$18.56	3,049,725	$18.61

The intrinsic value of the stock options outstanding and stock options that are exercisable as of December 31, 2010 approximated $6.8 million and $6.0 million, respectively.

Service-based restricted shares

At December 31, 2010, unearned compensation costs related to non-vested service-based restricted shares aggregated $5.3 million. These costs will be expensed over the remaining weighted average vesting period of approximately three years. Compensation expense related to these awards approximated $6.1 million ($3.8 million net of income taxes) for the year ended December 31, 2010, $5.9 million ($3.6 million net of income taxes) for the year ended December 31, 2009 and $9.1 million ($5.6 million net of income taxes) for the year ended December 31, 2008.

A summary of non-vested service-based restricted shares follows:

	Non-vested service-based restricted shares	Weighted average fair value at date of grant
Balances, December 31, 2009	598,692	$24.92
Granted	446,934	17.95
Vested	(324,435)	25.77
Canceled	(22,174)	17.08

Balances, December 31, 2010	699,017	$20.32

The fair value of restricted shares vested during 2010, 2009 and 2008 was $5.9 million, $5.4 million and $8.0 million, respectively.

Performance-based restricted shares

Performance-based restricted share awards vest over a three-year period based upon the attainment of various performance measures in each performance period. Compensation expense related to these awards approximated $3.4 million ($2.1 million net of income taxes) for the year ended December 31, 2010 and $1.3 million ($0.8 million net of income taxes) for the year ended December 31, 2009. No material compensation costs were recorded in 2008 for these awards because none of the performance measures for the 2008 performance period were attained.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 – CAPITAL STOCK (Continued)

Performance-based restricted shares (Continued)

A summary of non-vested performance-based restricted shares follows:

	Non-vested performance-based restricted shares	Weighted average fair value at date of grant
Balances, December 31, 2009	220,186
Granted	308,449	$18.01
Vested	(92,273)	14.93
Canceled	(2,379)	$17.87

Balances, December 31, 2010	433,983

The performance measures and fair value for each vesting period of a performance-based restricted share award are established annually. The performance measures and fair value for the non-vested performance-based restricted shares have not been established for vesting periods with performance measures determined after December 31, 2010.

NOTE 14 – EMPLOYEE BENEFIT PLANS

The Company maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant’s contributions and generally are vested based upon length of service. Retirement plan expense was $2.5 million for 2010, $9.7 million for 2009 and $9.4 million for 2008. During 2010, the Company reduced the benefits under the plans. Amounts equal to retirement plan expense are funded annually.

NOTE 15 – ACCRUED LIABILITIES

A summary of other accrued liabilities at December 31 follows (in thousands):

	2010	2009
Taxes other than income	$40,318	$29,880
Patient accounts	34,735	36,546
Other	11,959	11,932

	$87,012	$78,358

NOTE 16 – FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The Company follows the provisions of the authoritative guidance for fair value measurements, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance related to fair value measures referenced in Note 1 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency asset backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 — FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The Company’s assets and liabilities measured at fair value on a recurring and non-recurring basis and any associated losses for the twelve months ended December 31, 2010 and 2009 are summarized below (in thousands):

	Fair value measurements			Assets/ liabilities	Total
	Level 1	Level 2	Level 3	at fair value	losses
December 31, 2010:
Recurring:
Assets:
Available-for-sale debt securities:
Corporate bonds	$—	$32,676	$—	$32,676	$—
Debt securities issued by U.S. government agencies	—	17,992	—	17,992	—
U.S. Treasury notes	2,493	—	—	2,493	—
Debt securities issued by foreign governments	—	2,096	—	2,096	—
Commercial mortgage-backed securities	—	326	—	326	—

	2,493	53,090	—	55,583	—
Available-for-sale equity securities	12,011	—	—	12,011	—
Commercial paper	—	5,705	—	5,705	—
Money market funds	2,581	—	—	2,581	—

Total available-for-sale investments	17,085	58,795	—	75,880	—
Deposits held in money market funds	7,238	3,001	—	10,239	—

	$24,323	$61,796	$—	$86,119	$—

Liabilities	$—	$—	$—	$—	$—

Non-recurring:
Assets:
Hospitals available for sale	$—	$—	$5,605	$5,605	$(1,880)

Liabilities	$—	$—	$—	$—	$—

December 31, 2009:
Recurring:
Assets:
Available-for-sale debt securities:
Corporate bonds	$—	$48,196	$—	$48,196	$—
Debt securities issued by U.S. government agencies	—	37,968	—	37,968	—
U.S. Treasury notes	2,820	—	—	2,820	—
Debt securities issued by foreign governments	—	619	—	619	—
Commercial mortgage-backed securities	—	637	—	637	—

	2,820	87,420	—	90,240	—
Available-for-sale equity securities	11,214	—	—	11,214	—
Commercial paper	—	9,460	—	9,460	—
Money market funds	4,692	—	—	4,692	—

Total available-for-sale investments	18,726	96,880	—	115,606	—
Deposits held in money market funds	351	3,000	—	3,351	—

	$19,077	$99,880	$—	$118,957	$—

Liabilities	$—	$—	$—	$—	$—

Non-recurring:
Assets:
Acquired previously leased hospital	$—	$18,000	$—	$18,000	$—
Nursing and rehabilitation centers available for sale	—	—	1,000	1,000	(21,870)

	$—	$18,000	$1,000	$19,000	$(21,870)

Liabilities	$—	$—	$—	$—	$—

Recurring measurements

The Company’s available-for-sale investments are held by its limited purpose insurance subsidiary and consist of debt securities, equities, commercial paper and money market funds. These available-for-sale investments and the insurance subsidiary’s cash and cash equivalents of $102.1 million as of December 31, 2010 and $91.5 million as of December 31, 2009, classified as insurance subsidiary investments, are maintained for the payment of claims and expenses related to professional liability and workers compensation risks.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 – FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Recurring measurements (Continued)

The Company’s deposits held in money market funds consist primarily of cash and cash equivalents held for general corporate purposes.

The fair value of actively traded debt and equity securities and money market funds are based upon quoted market prices and are generally classified as Level 1. The fair value of inactively traded debt securities and commercial paper are based upon either quoted market prices of similar securities or observable inputs such as interest rates using either a market or income valuation approach and are generally classified as Level 2. The Company’s investment advisors obtain and review pricing for each security. The Company is responsible for the determination of fair value and as such the Company reviews the pricing information from its advisors in determining reasonable estimates of fair value. Based upon the Company’s internal review procedures, there were no adjustments to the prices during 2010 or 2009.

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments. The carrying value is equal to fair value for financial instruments that are based upon quoted market prices or current market rates.

	2010		2009
(In thousands)	Carrying value	Fair value	Carrying value	Fair value
Cash and cash equivalents	$17,168	$17,168	$16,303	$16,303
Cash–restricted	5,494	5,494	5,820	5,820
Insurance subsidiary investments	177,963	177,963	207,057	207,057
Tax refund escrow investments	213	213	215	215
Long-term debt, including amounts due within one year	365,647	365,640	147,733	147,724

Non-recurring measurements

In December 2010, the Company reduced the fair value of hospitals held for sale, which resulted in a pretax loss of $3.1 million recorded in discontinued operations. The primary reason for the reduction was the general deterioration in the real estate markets where the hospitals are located. The fair value of the assets were measured using Level 3 unobservable inputs, including sales comparisons of similar properties in the same geographic market or region, which were then adjusted.

In March 2009, the Company acquired a previously leased hospital for $15.6 million in cash and $1.6 million in unamortized prepaid rent. The fair value of the assets was measured using Level 2 observable inputs, including replacement costs and direct sales comparisons of similar properties in the same geographic market or region.

In June 2009, the Company purchased the Nursing Centers from Ventas for $55.7 million. In addition, the Company paid Ventas a lease termination fee of $2.3 million. The Company used unobservable inputs for the valuation methodology that are significant to the fair value measurement and required management’s judgment related to the assumptions market participants would use in pricing the assets. The valuation of these assets also included sales comparisons of similar properties and past transactions, in addition to expected proceeds negotiated with potential purchasers. In aggregate, the assets had a carrying value of $61.4 million and were adjusted to a fair value of $27.2 million, less expected selling costs of $1.4 million, resulting in an impairment charge of $35.6 million ($21.9 million net of income taxes).

During 2010, the Company sold one of the Nursing Centers held for sale for $1.0 million. During 2009, the Company sold five of the Nursing Centers for $26.2 million and also recorded additional costs of $3.9 million ($2.4 million net of income taxes) related to the disposal of the Nursing Centers.

NOTE 17 – LITIGATION

The Company is a party to various legal actions (some of which are not insured), and regulatory and other governmental audits and investigations in the ordinary course of its business. The Company cannot predict the ultimate outcome of pending litigation and regulatory and other governmental audits and investigations. These matters could potentially subject the Company to sanctions, damages, recoupments, fines and other penalties. The DOJ, CMS or other federal and state enforcement and regulatory agencies may conduct additional investigations related to the Company’s businesses in the future that may, either individually or in the aggregate, have a material adverse effect on the Company’s business, financial position, results of operations and liquidity.

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 – SUBSEQUENT EVENT

On February 7, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RehabCare Group, Inc. (“RehabCare”), providing for the acquisition of RehabCare by Kindred. Subject to the terms and conditions of the Merger Agreement, RehabCare will be merged with and into Kindred (the “Merger”), with Kindred surviving the Merger.

At December 31, 2010, RehabCare operated 29 LTAC hospitals, five inpatient rehabilitation hospitals and provided rehabilitation therapy services in 116 acute care hospitals and 1,112 skilled nursing facilities in 42 states. RehabCare reported consolidated revenues of approximately $1.3 billion and net income from continuing operations of approximately $65 million in fiscal 2010.

The Merger will form the largest post-acute healthcare services company in the United States with over $6 billion in annual revenues and operations in 46 states. The combined company will be a leading operator of LTAC hospitals, nursing and rehabilitation centers, skilled and acute care rehabilitation therapy contract services and inpatient rehabilitation facilities. This transaction, valued at approximately $1.3 billion, will further the Company’s cluster market strategy, add to its existing LTAC hospital and skilled nursing contract rehabilitation therapy businesses and expand the Company’s service offerings to include the acute care inpatient rehabilitation therapy business.

At the effective time of the Merger, each share of RehabCare common stock outstanding immediately prior to the effective time (subject to certain exceptions) will be converted into the right to receive 0.471 of a share of Kindred common stock and $26.00 in cash, without interest (the “Merger Consideration”). No fractional shares of Kindred common stock will be issued in the Merger, and RehabCare’s stockholders will receive cash in lieu of fractional shares. The Merger Agreement also provides for the vesting and conversion of certain employee stock options and restricted shares of RehabCare. Outstanding Kindred common stock will not be affected by the Merger. Upon completion of the transaction, RehabCare stockholders will own approximately 22% of Kindred’s outstanding common stock.

The consummation of the Merger is subject to certain conditions, including the adoption by the RehabCare and Kindred stockholders of the Merger Agreement; clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; receipt of certain other licensure and regulatory approvals; receipt of the proceeds of the financing described below; and other customary closing conditions.

The Merger Agreement contains customary representations, warranties and covenants, including covenants providing for each of the parties (i) to use reasonable best efforts to cause the transaction to be consummated and (ii) to call and hold a stockholders’ meeting and recommend adoption of the Merger Agreement, subject to fiduciary duties. The Merger Agreement also requires RehabCare to conduct its operations in all material respects according to the ordinary course of business consistent with past practice until the closing of the Merger. RehabCare is subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and to provide information to and engage in discussions with third parties about acquisition proposals, subject to a “fiduciary duty” exception in certain circumstances prior to adoption of the Merger Agreement by RehabCare’s stockholders.

The Merger Agreement also contains certain termination rights and provides that (i) upon termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the board of directors of RehabCare or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal,” RehabCare must pay Kindred a termination fee of $26 million and (ii) upon the termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the board of directors of Kindred or Kindred’s failure to complete the financing discussed below, after all other closing conditions have been met, Kindred must pay RehabCare a cash termination fee of $62 million.

Kindred has obtained a financing commitment from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc. in connection with the pending acquisition. These funds and existing cash balances are expected to be sufficient to fund the cash consideration to RehabCare stockholders and to refinance certain existing Kindred and RehabCare debt. Subject to certain conditions, Kindred expects to have in place approximately $1.9 billion of long-term financing, of which approximately $1.6 billion is expected to be outstanding at the time of consummation of the pending acquisition.

On February 10, 2011, a purported class action complaint relating to the RehabCare acquisition was filed in the Circuit Court of St. Louis County, Missouri, against RehabCare and certain of its directors and officers, as well as the Company, by Arthur I. Murray, Jr., individually and on behalf of all of the Company’s stockholders, excluding the defendants and their affiliates. The complaint alleges, among other allegations, that the consideration that RehabCare’s stockholders will receive in connection with the proposed transaction is inadequate and that the individual RehabCare defendants breached their fiduciary duties to stockholders in approving the Merger Agreement. The complaint further alleges that the individual RehabCare defendants were aided and abetted in such breaches

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 – SUBSEQUENT EVENT (Continued)

by RehabCare and the Company. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the RehabCare acquisition from being consummated in accordance with the agreed-upon terms. The case is styled Arthur I. Murray, Jr. v. RehabCare Group, Inc., et al. (No. I.I.S.L. – CC00566, Circuit Court, St. Louis Co., MO). Another purported class action complaint, styled Norfolk County Retirement System v. Harry E. Rich, et al. (C.A. No. 6197 (DE (Wilmington) Court of Chancery) and filed on February 15, 2011, asserts substantially identical claims and seeks similar relief against RehabCare, certain of its directors and officers and the Company, on behalf of all of the Company’s stockholders, excluding the defendants and their affiliates. The Company believes that these complaints are without merit and intends to defend them vigorously.

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The Company’s 8.25% Senior Notes issued on June 1, 2011, are guaranteed on an unsecured, joint and severally liable basis by substantially all of the Company’s domestic 100% owned subsidiaries. The equity method has been used with respect to the parent company’s (Kindred) investment in subsidiaries. The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2010 and 2009 for the balance sheet, and the years ended December 31, 2010, 2009 and 2008 for the statement of operations and for the statement of cash flows.

Condensed Consolidating Statement of Operations

	Year ended December 31, 2010
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Revenues	$—	$4,357,650	$77,201	$(75,154)	$4,359,697

Salaries, wages and benefits	331	2,505,359	—	—	2,505,690
Supplies	1	342,196	—	—	342,197
Rent	3	357,369	—	—	357,372
Other operating expenses	72	953,496	70,195	(75,154)	948,609
Other income	—	(11,422)	—	—	(11,422)
Depreciation and amortization	—	121,552	—	—	121,552
Management fees	(407)	407	—	—	—
Intercompany interest (income) expense from affiliates	(34,023)	34,023	—	—	—
Interest expense	6,954	136	—	—	7,090
Investment income	—	(89)	(1,156)	—	(1,245)
Equity in net income of consolidating affiliates	(39,843)	—	—	39,843	—

	(66,912)	4,303,027	69,039	(35,311)	4,269,843

Income from continuing operations before income taxes	66,912	54,623	8,162	(39,843)	89,854
Provision for income taxes	10,421	20,359	2,928	—	33,708

Income from continuing operations	56,491	34,264	5,234	(39,843)	56,146
Discontinued operations, net of income taxes:
Income from operations	—	798	—	—	798
Loss on divestiture of operations	—	(453)	—	—	(453)

Net income	$56,491	$34,609	$5,234	$(39,843)	$56,491

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statement of Operations (Continued)

	Year ended December 31, 2009
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Revenues	$—	$4,268,082	$70,381	$(68,456)	$4,270,007

Salaries, wages and benefits	340	2,482,746	—	—	2,483,086
Supplies	—	333,056	—	—	333,056
Rent	—	348,248	—	—	348,248
Other operating expenses	15	914,755	39,891	(68,456)	886,205
Other income	—	(11,512)	—	—	(11,512)
Depreciation and amortization	—	125,730	—	—	125,730
Management fees	(355)	355	—	—	—
Intercompany interest (income) expense from affiliates	(34,269)	34,269	—	—	—
Interest expense	7,746	134	—	—	7,880
Investment income	—	(678)	(3,735)	—	(4,413)
Equity in net income of consolidating affiliates	(23,799)	—	—	23,799	—

	(50,322)	4,227,103	36,156	(44,657)	4,168,280

Income from continuing operations before income taxes	50,322	40,979	34,225	(23,799)	101,727
Provision for income taxes	10,211	16,858	12,046	—	39,115

Income from continuing operations	40,111	24,121	22,179	(23,799)	62,612
Discontinued operations, net of income taxes:
Income from operations	—	931	—	—	931
Loss on divestiture of operations	—	(23,432)	—	—	(23,432)

Net income	$40,111	$1,620	$22,179	$(23,799)	$40,111

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statement of Operations (Continued)

	Year ended December 31, 2008
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Revenues	$—	$4,091,567	$84,497	$(82,200)	$4,093,864

Salaries, wages and benefits	500	2,373,663	—	—	2,374,163
Supplies	—	317,149	—	—	317,149
Rent	1	338,672	—	—	338,673
Other operating expenses	81	899,734	36,768	(82,200)	854,383
Other income	—	(17,407)	—	—	(17,407)
Depreciation and amortization	1	120,021	—	—	120,022
Management fees	(583)	583	—	—	—
Intercompany interest (income) expense from affiliates	(46,056)	46,056	—	—	—
Interest expense	14,914	459	—	—	15,373
Investment income	—	(633)	(6,463)	—	(7,096)
Equity in net income of consolidating affiliates	(17,133)	—	—	17,133	—

	(48,275)	4,078,297	30,305	(65,067)	3,995,260

Income from continuing operations before income taxes	48,275	13,270	54,192	(17,133)	98,604
Provision for income taxes	11,990	7,106	19,048	—	38,144

Income from continuing operations	36,285	6,164	35,144	(17,133)	60,460
Discontinued operations, net of income taxes:
Loss from operations	—	(3,399)	—	—	(3,399)
Loss on divestiture of operations	—	(20,776)	—	—	(20,776)

Net income (loss)	$36,285	$(18,011)	$35,144	$(17,133)	$36,285

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheet

	As of December 31, 2010
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$17,168	$—	$—	$17,168
Cash–restricted	—	5,494	—	—	5,494
Insurance subsidiary investments	—	—	76,753	—	76,753
Accounts receivable, net	—	631,612	265	—	631,877
Inventories	—	24,327	—	—	24,327
Deferred tax assets	—	13,439	—	—	13,439
Income taxes	—	42,118	—	—	42,118
Other	—	24,850	12	—	24,862

	—	759,008	77,030	—	836,038

Property and equipment, net	—	896,547	—	—	896,547
Goodwill	—	242,420	—	—	242,420
Intangible assets, net	—	92,883	—	—	92,883
Assets held for sale	—	7,167	—	—	7,167
Insurance subsidiary investments	—	—	101,210	—	101,210
Deferred tax assets	—	82,536	6,280	—	88,816
Investments in subsidiaries	329,657	—	—	(329,657)	—
Other	4,948	14,166	53,220	—	72,334

	$334,605	$2,094,727	$237,740	$(329,657)	$2,337,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81	$172,296	$2,118	$—	$174,495
Salaries, wages and other compensation	44	268,481	22,591	—	291,116
Due to third party payors	—	27,115	—	—	27,115
Professional liability risks	—	2,385	39,170	—	41,555
Other accrued liabilities	—	87,012	—	—	87,012
Long-term debt due within one year	—	91	—	—	91

	125	557,380	63,879	—	621,384
Long-term debt	365,000	556	—	—	365,556
Intercompany	(1,062,279)	1,071,029	(8,750)	—	—
Professional liability risks	—	106,769	100,900	—	207,669
Deferred credits and other liabilities	—	64,712	46,335	—	111,047
Commitments and contingencies
Stockholders’ equity	1,031,759	294,281	35,376	(329,657)	1,031,759

	$334,605	$2,094,727	$237,740	$(329,657)	$2,337,415

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheet (Continued)

	As of December 31, 2009
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$16,303	$—	$—	$16,303
Cash–restricted	—	5,820	—	—	5,820
Insurance subsidiary investments	—	—	106,834	—	106,834
Accounts receivable, net	—	610,870	89	—	610,959
Inventories	—	22,303	—	—	22,303
Deferred tax assets	—	42,791	—	—	42,791
Income taxes	—	17,447	—	—	17,447
Other	—	21,186	8	—	21,194

	—	736,720	106,931	—	843,651

Property and equipment, net	—	750,098	—	—	750,098
Goodwill	—	81,223	—	—	81,223
Intangible assets, net	—	64,491	—	—	64,491
Assets held for sale	—	8,806	—	—	8,806
Insurance subsidiary investments	—	—	100,223	—	100,223
Deferred tax assets	—	104,393	6,537	—	110,930
Investments in subsidiaries	310,385	—	—	(310,385)	—
Other	4,198	20,229	38,375	—	62,802

	$314,583	$1,765,960	$252,066	$(310,385)	$2,022,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35	$154,947	$6,084	$—	$161,066
Salaries, wages and other compensation	64	265,827	21,881	—	287,772
Due to third party payors	—	28,261	—	—	28,261
Professional liability risks	—	2,453	44,623	—	47,076
Other accrued liabilities	9	78,349	—	—	78,358
Long-term debt due within one year	—	86	—	—	86

	108	529,923	72,588	—	602,619
Long-term debt	147,000	647	—	—	147,647
Intercompany	(799,119)	803,453	(4,334)	—	—
Professional liability risks	—	107,055	88,071	—	195,126
Deferred credits and other liabilities	—	65,209	45,029	—	110,238
Commitments and contingencies
Stockholders’ equity	966,594	259,673	50,712	(310,385)	966,594

	$314,583	$1,765,960	$252,066	$(310,385)	$2,022,224

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2010
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Net cash provided by (used in) operating activities	$36,973	$198,901	$(4,086)	$(21,800)	$209,988

Cash flows from investing activities:
Routine capital expenditures	—	(108,896)	—	—	(108,896)
Development capital expenditures	—	(67,841)	—	—	(67,841)
Acquisitions	—	(279,794)	—	—	(279,794)
Sale of assets	—	649	—	—	649
Purchase of insurance subsidiary investments	—	—	(43,913)	—	(43,913)
Sale of insurance subsidiary investments	—	—	82,736	—	82,736
Net change in insurance subsidiary cash and cash equivalents	—	—	(8,521)	—	(8,521)
Change in other investments	—	2	—	—	2
Other	—	962	—	—	962

Net cash provided by (used in) investing activities	—	(454,918)	30,302	—	(424,616)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit	2,030,800	—	—	—	2,030,800
Repayment of borrowings under revolving credit	(1,812,800)	—	—	—	(1,812,800)
Payment of deferred financing costs	(2,831)	—	—	—	(2,831)
Issuance of common stock	49	—	—	—	49
Change in intercompany accounts	(252,446)	256,862	(4,416)	—	—
Insurance subsidiary distribution	—	—	(21,800)	21,800	—
Other	255	20	—	—	275

Net cash provided by (used in) financing activities	(36,973)	256,882	(26,216)	21,800	215,493

Change in cash and cash equivalents	—	865	—	—	865
Cash and cash equivalents at beginning of period	—	16,303	—	—	16,303

Cash and cash equivalents at end of period	$—	$17,168	$—	$—	$17,168

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statement of Cash Flows (Continued)

	For the year ended December 31, 2009
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Net cash provided by (used in) operating activities	$49,255	$224,874	$(6,409)	$(34,000)	$233,720

Cash flows from investing activities:
Routine capital expenditures	—	(97,550)	—	—	(97,550)
Development capital expenditures	—	(48,058)	—	—	(48,058)
Acquisitions	—	(83,432)	—	—	(83,432)
Sale of assets	—	25,967	—	—	25,967
Purchase of insurance subsidiary investments	—	—	(103,477)	—	(103,477)
Sale of insurance subsidiary investments	—	—	122,410	—	122,410
Net change in insurance subsidiary cash and cash equivalents	—	—	22,005	—	22,005
Change in other investments	—	2,002	—	—	2,002
Other	—	3,538	—	—	3,538

Net cash provided by (used in) investing activities	—	(197,533)	40,938	—	(156,595)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit	1,214,400	—	—	—	1,214,400
Repayment of borrowings under revolving credit	(1,416,100)	—	—	—	(1,416,100)
Payment of deferred financing costs	(855)	—	—	—	(855)
Issuance of common stock	957	—	—	—	957
Change in intercompany accounts	152,281	(151,752)	(529)	—	—
Insurance subsidiary distribution	—	—	(34,000)	34,000	—
Other	62	(81)	—	—	(19)

Net cash used in financing activities	(49,255)	(151,833)	(34,529)	34,000	(201,617)

Change in cash and cash equivalents	—	(124,492)	—	—	(124,492)
Cash and cash equivalents at beginning of period	—	140,795	—	—	140,795

Cash and cash equivalents at end of period	$—	$16,303	$—	$—	$16,303

KINDRED HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statement of Cash Flows (Continued)

	For the year ended December 31, 2008
(In thousands)	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Consolidating and eliminating adjustments	Consolidated
Net cash provided by operating activities	$59,564	$130,816	$20,905	$(39,000)	$172,285

Cash flows from investing activities:
Routine capital expenditures	—	(109,926)	—	—	(109,926)
Development capital expenditures	—	(38,751)	—	—	(38,751)
Acquisitions	—	(48,824)	—	—	(48,824)
Sale of assets	—	27,984	—	—	27,984
Purchase of insurance subsidiary investments	—	—	(121,693)	—	(121,693)
Sale of insurance subsidiary investments	—	—	119,810	—	119,810
Net change in insurance subsidiary cash and cash equivalents	—	—	31,064	—	31,064
Change in other investments	—	7,002	—	—	7,002
Other	—	2,568	—	—	2,568

Net cash provided by (used in) investing activities	—	(159,947)	29,181	—	(130,766)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit	1,498,000	—	—	—	1,498,000
Repayment of borrowings under revolving credit	(1,424,300)	—	—	—	(1,424,300)
Repayment of capital lease obligation	—	(16,268)	—	—	(16,268)
Payment of deferred financing costs	(508)	—	—	—	(508)
Issuance of common stock	8,865	—	—	—	8,865
Change in intercompany accounts	(141,621)	152,707	(11,086)	—	—
Insurance subsidiary distribution	—	—	(39,000)	39,000	—
Other	—	610	—	—	610

Net cash provided by (used in) financing activities	(59,564)	137,049	(50,086)	39,000	66,399

Change in cash and cash equivalents	—	107,918	—	—	107,918
Cash and cash equivalents at beginning of period	—	32,877	—	—	32,877

Cash and cash equivalents at end of period	$—	$140,795	$—	$—	$140,795

KINDRED HEALTHCARE, INC.

QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share amounts)

The following table represents summary quarterly consolidated financial information (unaudited) for the years ended December 31, 2010 and 2009:

	2010 (a)
	First	Second	Third	Fourth
Revenues	$1,089,837	$1,081,364	$1,053,012	$1,135,484
Net income:
Income from continuing operations	15,155	16,136	5,100	19,755
Discontinued operations, net of income taxes:
Income (loss) from operations	(154)	87	(260)	1,125
Gain (loss) on divestiture of operations	(137)	54	86	(456)
Net income	14,864	16,277	4,926	20,424
Earnings per common share:
Basic:
Income from continuing operations	0.38	0.41	0.13	0.50
Discontinued operations:
Income (loss) from operations	—	—	(0.01)	0.03
Gain (loss) on divestiture of operations	—	—	—	(0.01)
Net income	0.38	0.41	0.12	0.52
Diluted:
Income from continuing operations	0.38	0.41	0.13	0.50
Discontinued operations:
Income (loss) from operations	—	—	(0.01)	0.03
Gain (loss) on divestiture of operations	—	—	—	(0.01)
Net income	0.38	0.41	0.12	0.52
Shares used in computing earnings per common share:
Basic	38,626	38,756	38,778	38,790
Diluted	38,859	38,914	38,838	39,089
Market prices:
High	19.76	18.83	13.75	19.59
Low	16.01	12.75	11.50	12.52

	2009 (a)
	First	Second	Third	Fourth
Revenues	$1,069,474	$1,073,054	$1,057,488	$1,069,991
Net income (loss):
Income from continuing operations	23,341	17,538	5,388	16,345
Discontinued operations, net of income taxes:
Income (loss) from operations	(581)	(897)	13	2,396
Gain (loss) on divestiture of operations	—	(24,051)	52	567
Net income (loss)	22,760	(7,410)	5,453	19,308
Earnings (loss) per common share:
Basic:
Income from continuing operations	0.60	0.45	0.14	0.42
Discontinued operations:
Income (loss) from operations	(0.02)	(0.02)	—	0.06
Gain (loss) on divestiture of operations	—	(0.62)	—	0.01
Net income (loss)	0.58	(0.19)	0.14	0.49
Diluted:
Income from continuing operations	0.60	0.45	0.14	0.42
Discontinued operations:
Income (loss) from operations	(0.02)	(0.02)	—	0.06
Gain (loss) on divestiture of operations	—	(0.62)	—	0.01
Net income (loss)	0.58	(0.19)	0.14	0.49
Shares used in computing earnings (loss) per common share:
Basic	38,184	38,307	38,398	38,465
Diluted	38,315	38,415	38,524	38,693
Market prices:
High	18.57	17.83	17.27	20.00
Low	11.51	10.70	11.83	13.80

(a)	See accompanying discussion of certain quarterly items.

KINDRED HEALTHCARE, INC.

QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) (Continued)

SIGNIFICANT QUARTERLY ADJUSTMENTS

The following is a description of significant quarterly adjustments recorded during 2010 and 2009:

Fourth quarter 2010

Operating results for the fourth quarter of 2010 included pretax charges related to acquisition-related costs of $2.1 million.

Third quarter 2010

Operating results for the third quarter of 2010 included pretax charges related to acquisition-related costs of $0.8 million. The provision for income taxes included a favorable adjustment of $2.9 million related to the resolution of state income tax contingencies from prior years.

Second quarter 2010

Operating results for the second quarter of 2010 included pretax charges related to acquisition-related costs of $0.9 million.

First quarter 2010

Operating results for the first quarter of 2010 included pretax charges related to severance and retirement costs of $2.9 million and acquisition-related costs of $0.8 million.

Third quarter 2009

The provision for income taxes included a favorable adjustment of $1.7 million related to the resolution of state income tax contingencies from prior years.

KINDRED HEALTHCARE, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands)

		Additions
	Balance at beginning of period	Charged to costs and expenses	Other		Deductions or payments	Balance at end of period
Allowance for loss on accounts receivable:
Year ended December 31, 2008	$33,305	$32,336	$—		$(38,093)	$27,548
Year ended December 31, 2009	27,548	29,320	—		(36,712)	20,156
Year ended December 31, 2010	20,156	24,397	—		(30,969)	13,584
Allowance for deferred taxes:
Year ended December 31, 2008	$11,328	$—	$34,012	(a)	$(9,788)	$35,552
Year ended December 31, 2009	35,552	—	—		(482)	35,070
Year ended December 31, 2010	35,070	—	3,833	(a)	(472)	38,431

(a)	The Company identified deferred income tax assets for state income tax NOLs of $42.2 million, $37.9 million and $34.0 million at December 31, 2010, December 31, 2009 and December 31, 2008, respectively, and a corresponding deferred income tax valuation allowance of $37.8 million at December 31, 2010 and $34.0 million at December 31, 2009 and 2008 after determining that a portion of these net deferred income tax assets were not realizable.